Exhibit 2.1

EXECUTION VERSION

THIS IRREVOCABLE OFFER IS MADE AS A DEED on 22 July, 2015

BY:

(1)	AXA S.A. a corporation incorporated in France registered with the Paris trade and companies register under number 572.093.920, whose registered office is at 25 avenue Matignon, 75008 Paris, France (the “Purchaser”).

THIS DEED WITNESSES as follows:

1.	BACKGROUND

1.1	The Purchaser wishes to make an irrevocable offer to purchase the Target Group subject to the terms set out in this letter and the undated sale purchase agreement, duly signed by the Purchaser, set out in Schedule 1 (the “Sale Purchase Agreement”).

2.	INTERPRETATION

2.1	In this Deed, all defined terms have the meaning set out in the Sale Purchase Agreement unless defined otherwise herein.

2.2	In this Deed, a reference to:

2.2.1	the singular includes reference to the plural and vice versa; and

2.2.2	a Clause or Schedule, unless the context otherwise requires, is a reference to a Clause of or Schedule to this Deed.

2.3	The ejusdem generis principle of construction shall not apply to this Deed. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.4	The headings in this Deed do not affect its interpretation.

3.	OFFER

3.1	The Purchaser hereby irrevocably and unconditionally offers to purchase the Target Group from the Sellers upon the terms and subject to the conditions set out in the Sale Purchase Agreement (the “Offer”) and in consideration of the undertakings and warranties set out in the letter from the Seller to the Purchaser of even date herewith.

3.2	The Offer shall remain open for acceptance by the Sellers in accordance with Clause 4 on or before the date falling six (6) months after the date hereof (the “Offer Deadline”).

3.3	Without prejudice to Clause 3.2, the Offer shall be irrevocable and shall not be capable of being withdrawn by the Purchaser under any circumstances.

3.4	The Purchaser hereby confirms that it has, as at the date of this Deed duly signed and delivered the Sale Purchase Agreement, which remains undated, to the Sellers.

4.	ACCEPTANCE OF OFFER

4.1	The Offer may be accepted by the Sellers, at any time prior to the Offer Deadline, in accordance with the following procedure:

4.1.1	each Seller shall duly countersign the Sale Purchase Agreement;

4.1.2	the Sellers shall insert the date of acceptance of the Offer (the “Acceptance Date”) on the Sale Purchase Agreement;

4.1.3	subject to Clause 3.2, exchange of the Sale Purchase Agreement between the Sellers and the Purchaser shall be deemed to be effective immediately following insertion of the Acceptance Date on the Sale Purchase Agreement; and

4.1.4	within five (5) Business Days following the Acceptance Date, each Seller shall deliver the dated Sale Purchase Agreement, duly countersigned by such Seller, to the Purchaser.

5.	INTERIM PERIOD

5.1	The Purchaser irrevocably and unconditionally undertakes to comply, as from the date of this Deed, with the relevant provisions of clauses 3 (Conditions Precedent) and 4 (Pre-Completion Matters), 14 (Announcements and Confidentiality) and 16 (Notices) of the Sale Purchase Agreement as if such clauses had entered into force as from the date of this Deed.

5.2	The Purchaser hereby acknowledges that transactions contemplated under this Deed give rise to certain French works council and health and safety committee obligations on the Sellers under Applicable Law and undertakes to co-operate as reasonably necessary with the Sellers to complete the information and consultation process in respect thereof in accordance with Applicable Law.

6.	PURCHASER’S WARRANTIES

As of the date of this Deed, the Purchaser warrants to the Sellers in the terms of the Purchaser’s Warranties set out in clause 12 (Purchaser’s Warranties) of the Sale Purchase Agreement.

7.	BENEFIT OF DEED

7.1	This Deed shall take effect as a Deed for the benefit of each Seller.

7.2	This Deed shall enure to the benefit of each Seller and its (and any subsequent) successors and assigns, each of which shall be entitled severally to enforce this Deed against the Purchaser.

7.3	The Purchaser shall not be entitled to assign or transfer all or any of its rights, benefits and obligations under this Deed.

8.	CONFIDENTIALITY

The terms of this Deed and the Sale Purchase Agreement are confidential and are subject to the terms of the Confidentiality Agreement dated 9 February 2015 among the Purchaser and the Sellers, which the Purchaser acknowledges and agrees remains in full force and effect following the delivery of this Deed.

9.	PARTIAL INVALIDITY

Should any provision of this Deed be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Deed shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision.

10.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

11.	JURISDICTION

The courts of England have exclusive jurisdiction to settle any dispute, arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) or the consequences of its nullity.

SCHEDULE 1*

SALE PURCHASE AGREEMENT

* The Exhibits and Schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of the Exhibits or the Schedules to the Securities and Exchange Commission upon request.

IN WITNESS WHEREOF this Deed has been executed by the Purchaser and is intended to be and is hereby delivered on the date first above written

Executed as a deed for and on behalf of AXA S.A.

By: Helen Jane Paul

Title: Group Legal Head of M&A

Signature: /s/Helen Jane Paul